EXHIBIT 99.1

Jameson Inns, Inc.	PRESS RELEASE
8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346 (770) 481-0305 FAX (770) 901-9550

FOR IMMEDIATE RELEASE

November 14, 2003

Investor Relations Contact:	Alexander Lagerborg
EPOCH Financial
alagerborg@epochfinancial.com
(888) 917-5146

Jameson Inns, Inc. Revises Report on Third quarter 2003 Financial Results

ATLANTA—Jameson Inns, Inc. (NASDAQ:JAMS), has revised the previously announced third quarter 2003 results based on a decision with regard to the timing of recognition of transaction costs associated with the Company’s proposed restructuring. After giving effect to these changes, the Company’s net income before dividends to preferred shareholders was revised from $1,353,861 to $629,259 for third quarter 2003. The net loss attributable to common shareholders has been revised from a loss of $313,329 to a loss of $1,037,931. Under this proposal, the Company would terminate its status as a real estate investment trust, become a taxable corporation and acquire Kitchin Hospitality, LLC. The transaction terms were agreed among the interested parties on September 11, 2003 and are currently pending shareholder approval. The Company’s definitive proxy statement, which was filed with the Securities and Exchange Commission on November 10, 2003, provides further details as to the restructuring and acquisition of Kitchin Hospitality. Management has determined that it will account for the acquisition as a purchase for financial reporting purposes. The cost of the acquisition, together with Kitchin Hospitality’s accumulated members’ deficit at the acquisition date, will be expensed in the period incurred as lease termination costs. Based on this accounting treatment, management determined that it was preferable to expense the transaction costs of $724,602 incurred in connection with this transaction through September 30, 2003 in the third quarter rather than upon the transaction’s closing. The Company has revised its previously announced results to reflect this expense in the third quarter 2003.

We have revised the presentation of FFO from our previously issued press release. We believe FFO to be a meaningful measure of operating performance because this measure negates the effects of depreciation and the one-time effects of disposals. However, it should not be considered an alternative to accounting principles generally accepted in the United States. The following table presents the revised calculation of FFO for the three and nine months ended September 30, 2003 and 2002:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2003
Net loss available to common stockholders	$(1,037,931)	$(802,950)	$(3,583,459)	$(3,698,363)
Depreciation expense	4,311,054	4,878,251	13,533,435	14,941,069
(Gain) loss on disposal of operating property and equipment	(20,165)	(132,286)	(23,576)	(558,427)

FFO	$3,252,958	$3,943,015	$9,926,400	$10,684,279

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Revised 2003 Guidance

After giving effect to the expensing of the pending acquisition costs and in light of the operating results of the Company for the first nine months of 2003, FFO per diluted share of common stock for full year 2003 is anticipated to be within the range of $1.00 to $1.10.

For more information about Jameson Inns, Inc., visit the Company’s website at www.jamesoninns.com.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

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Condensed Statements of Operations	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Lease Revenue	$11,109,321	$10,904,410	$32,185,237	$31,991,717
Property and Other Taxes	1,079,825	947,762	3,324,057	2,668,530
Insurance	486,300	376,072	1,472,330	1,048,878
Depreciation	4,304,417	4,806,344	13,484,610	14,683,590
General and Administrative Expenses	688,949	591,383	2,072,647	1,721,534
Costs of Acquistion	724,602	—	724,602	—
Early Extinguishment of Debt	9,249	—	115,635	57,645
Interest Expense, Net	3,219,444	3,568,334	9,674,685	11,371,980
Other (Income) Expense	(513)	(513)	45,254	(1,822)

Income Before Discontinued Operations and Gain on Sale of Assets	597,048	615,028	1,271,417	441,382
Gain on Disposal of Real Estate	—	—	—	426,141
Gain on Sale of Land	—	1,235	35,921	9,205

Income From Continuing Operations	597,048	616,263	1,307,338	876,728
Income from Discontinued Operations	12,046	115,372	87,197	293,874
Gain on Sale of Discontinued Operations	20,165	132,286	23,576	132,286

Net Income	629,259	863,921	1,418,111	1,302,888

Less Preferred Stock Dividends	1,667,190	1,666,871	5,001,570	5,001,251

Net Loss Attributable to Common Shareholders	$(1,037,931)	$(802,950)	$(3,583,459)	$(3,698,363)

Per common share (basic and diluted):
Loss before discontinued operations (net of preferred dividends)	$(0.09)	$(0.09)	$(0.33)	$(0.37)
Income from discontinued operations	—	0.02	0.01	0.04

Net loss attributable to common stockholders	$(0.09)	$(0.07)	$(0.32)	$(0.33)

Funds From Operations (FFO)	$3,252,958	$3,943,015	$9,926,400	$10,684,279

FFO Per Common Share—Diluted	$0.28	$0.33	$0.85	$0.90

Weighted Average Shares:
Basic	11,329,449	11,255,393	11,298,921	11,244,836
Diluted (a)	11,700,949	11,873,242	11,670,421	11,862,943

Condensed Balance Sheets		September 30, 2003	December 31, 3003
Property and Equipment, Net		$301,339,846	$315,182,881
Cash		4,789,179	3,832,477
Restricted Cash		1,090,209	1,449,825
Receivable from Affiliate		4,372,226	1,489,814
Other Assets, Net		3,896,026	4,552,450
Total Assets		315,487,486	326,507,447
Mortgage Notes Payable		215,943,868	222,820,439
Other Liabilities		3,959,312	3,151,329
Preferred Stock Dividends Payable		1,667,611	1,667,197
Total Shareholders’ Equity		93,916,695	98,868,482

(a)	Weighted average shares on a diluted basis are for a calculation of FFO only.